MEDIA RELEASE
FOR IMMEDIATE RELEASE        INVESTOR CONTACT:
David Jones
Executive Vice President & Chief Financial Officer
865-293-5299

MEDIA CONTACT:
Tracy Young
Vice President, Communications
800-818-1498

Team Health Holdings, Inc. Completes Repricing of Term Loan B

KNOXVILLE, Tenn., June 2, 2016 — Team Health Holdings, Inc. (“TeamHealth” or the “Company”) (NYSE: TMH), a leading physician services organization, today announced that its wholly owned subsidiary, Team Health, Inc., completed a repricing effected through a refinancing (the “Repricing Transaction”) of its existing senior secured tranche B term loan facility (“Term Loan B Facility”) at the current outstanding amount of $1.312 billion pursuant to an amendment (the “Amendment”) to the Company’s Second Amended and Restated Credit Agreement (such refinanced Term Loan B Facility, the “New Term Loan B Facility”). The Amendment reduced the interest rate applicable to the Term Loan B Facility by 75 basis points to LIBOR plus 3.00% from LIBOR plus 3.75% (in each case subject to a minimum LIBOR floor of 75 basis points).

"The favorable credit market conditions and TeamHealth’s historically strong credit profile have enabled us to reduce our cost of debt. This repricing enhances our capital structure, and the improvement in our operating cash flows will provide us with additional flexibility," said TeamHealth Executive Vice President and Chief Financial Officer, David Jones.

The Repricing Transaction is expected to reduce the Company’s annual cash interest payments by approximately $9.8 million, before considering future principal payments. Pursuant to the terms of the Amendment, the Company is required to pay a 1.00% prepayment penalty if the New Term Loan B Facility is repriced in order to effect a reduction in pricing on or prior to December 2, 2016.

The maturity date for the New Term Loan B Facility remains November 23, 2022, and no changes were made to the financial covenants or scheduled amortization.

The repricing transaction was led by J.P. Morgan Securities LLC.
To learn more about TeamHealth, please visit the Company's website at www.teamhealth.com. TeamHealth uses its website as a channel of distribution of material company information.

Financial and other materials information regarding TeamHealth is routinely posted on the Company’s website and readily accessible.

About TeamHealth
At TeamHealth (NYSE: TMH), our purpose is to perfect our physicians’ ability to practice medicine, every day, in everything we do. Through our more than 19,000 affiliated physicians and advanced practice clinicians, TeamHealth offers outsourced emergency medicine, hospital medicine, critical care, anesthesiology, orthopedic hospitalist, acute care surgery, obstetrics and gynecology hospitalist, ambulatory care, post-acute care and medical call center solutions to approximately 3,500 acute and post-acute facilities and physician groups nationwide. Our philosophy is as simple as our goal is singular: we believe better experiences for physicians lead to better outcomes—for patients, hospital partners and physicians alike. Join our team; we value and empower clinicians. Partner with us; we deliver on our promises. Learn more at http://www.teamhealth.com.

The term “TeamHealth” as used throughout this release includes Team Health Holdings, Inc., its subsidiaries, affiliates, affiliated medical groups and providers, all of which are part of the TeamHealth organization. “Providers” are physicians, advanced practice clinicians and other healthcare providers who are employed by or contract with subsidiaries or affiliated entities of Team Health Holdings, Inc. All such providers exercise independent clinical judgment when providing patient care. Team Health Holdings, Inc. does not have any employees, does not contract with providers and does not practice medicine.

Forward Looking Statements
This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations and businesses of the Company. Some of these statements can be identified by terms and phrases such as “anticipate,” “believe,” “intend,” “estimate,” “expect,” “continue,” “could,” “should,” “may,” “plan,” “project,” “predict” and similar expressions. The Company cautions that such “forward looking statements,” including without limitation, those relating to the realization of the expected benefits of the IPC transaction, the Company’s future business prospects, revenue, working capital, professional liability expense, liquidity, capital needs, interest costs and income, wherever they occur in this press release or in other statements attributable to the Company are necessarily estimates reflecting the judgment of the Company's senior management and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the “forward looking statements.” Factors that could cause our actual results to differ materially from those expressed or implied in such “forward-looking statements,” include but are not limited to current or future government regulation of the healthcare industry, exposure to professional liability lawsuits and governmental agency investigations, the adequacy of insurance coverage and insurance reserves, as well as those factors detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

The Company's forward looking statements speak only as of the date hereof and the date they are made. The Company disclaims any intent or obligation to update “forward looking statements” made in this press release to reflect changed assumptions, the occurrence of unanticipated events, or changes to future operating results over time.